Exhibit 99.1

4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

BlueLinx Contacts:
Doug Goforth, CFO & Treasurer	Investor Relations:
BlueLinx Holdings Inc.	Russ Zukowski, Vice President Finance
(770) 953-7505	(770) 953-7620
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES FIRST-QUARTER RESULTS
— Deferred Tax Asset Valuation Charge and Continued Weakness in Housing Drive Loss for the Quarter —
ATLANTA — May 6, 2009 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today reported financial results for the first quarter ended April 4, 2009.
The Company incurred a first-quarter net loss of $60.7 million, or $1.95 per diluted share, compared with a net loss of $10.6 million, or $0.34 per diluted share, in the year-ago period. The first-quarter net loss includes special charges of $44.6 million or $1.44 per diluted share, primarily related to a valuation allowance against its deferred tax assets, which resulted in a non-cash charge as described in the table below. Revenues decreased 43.2% to $407.1 million from $716.8 million for the same period a year ago. Overall unit volume fell 41.6%. The sales decline was mainly due to lower unit volumes in both structural and specialty products driven predominately by a 51% decline in housing starts relative to year-ago levels.
Gross profit for the first quarter totaled $44.3 million, down 43.1% from $77.8 million in the prior-year period, reflecting lower unit volume associated with the decline in housing starts. Gross margins of 10.9% were flat to the 10.9% margins generated in the year earlier period. Total operating expenses of $62.7 million decreased $22.9 million, or 26.8%, from the same period a year ago, primarily reflecting ongoing initiatives to reduce the Company’s cost structure. Operating loss for the quarter totaled $18.4 million, compared with an operating loss of $7.8 million a year ago.
“Our first quarter operating results reflect the extremely difficult business environment and weak demand for housing around the country,” said BlueLinx President and CEO George Judd. “We continue to focus on improving gross margins, tightly managing our working capital, and reducing our operating costs as evidenced by the 27% reduction in SG&A expenses compared to the same period a year ago. At the same time, we continue to demonstrate the value we provide to vendors and customers in the supply chain and believe our financial position and liquidity further enhance our competitive position in the industry.”

BlueLinx Q1’ 09 Press Release

The Company’s operating results for the first quarter of 2009 include the following after-tax charges:

	$’s in	$ Earnings Per
	Millions	Diluted Share
Deferred tax asset valuation allowance	$(40.2)	$(1.29)
Charges associated with ineffective interest rate swap	(2.9)	(0.10)
Write-off of debt issuance costs	(0.9)	(0.03)
Facility consolidations & severance related costs	(0.7)	(0.02)

Total	$(44.6)	$(1.44)

The above after-tax charges reflect the following actions during the first quarter (i) the Company recorded a valuation allowance at the end of the quarter against all of its U.S. deferred tax assets resulting in a non-cash charge of $40.2 million. The Company may still utilize available U.S. federal tax loss carryforwards to offset taxable income that is generated in the future; however, based on generally accepted accounting principles it determined it was appropriate to record a valuation allowance for these assets at this time; (ii) the Company reduced its borrowings during the quarter under its revolving credit facility by $60 million resulting in a non-cash interest charge of approximately $2.9 million related to the ineffective portion of its interest rate swap; (iii) the Company wrote-off a portion of its debt issuance costs related to the Company’s decision to reduce the ceiling on its revolving credit facility from $800 million to $500 million which resulted in a non-cash charge of approximately $0.9 million, and (iv) the Company recorded other restructuring costs related to severance expense and facility consolidations resulting in a charge of approximately $0.7 million.
Subsequent Items
On April 27, 2009, BlueLinx reached an agreement with Georgia-Pacific to terminate our supply agreement, with respect to all products other than decorative paneling, one year earlier than the previously disclosed expiration date. Under the terms of this agreement, Georgia-Pacific will pay BlueLinx $18.8 million in cash. BlueLinx will receive four quarterly cash payments of $4.7 million beginning on May 1, 2009. The Company expects to record the net gain of approximately $17.3 million related to this transaction in the second quarter of 2009 as a reduction of operating expense.
On May 1, 2009, the Company reduced its borrowings under its revolving credit facility by $15 million which is expected to result in a second quarter non-cash interest charge of approximately $1.3 million related to the ineffective portion of its interest rate swap. The Company used cash on hand to pay down this portion of its revolving credit debt.
Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors can listen to the conference call and view the accompanying slide presentation by going to the BlueLinx web site, www.BlueLinxCo.com, and selecting the conference link on the Investor Relations page. Investors will be able to access an archived recording of the conference call for one week by calling 706-645-9291, Conference ID# 96727778. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx web site, where a replay of the webcast will be available for 90 days.

BlueLinx Q1’ 09 Press Release

Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges, when appropriate, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Any non-GAAP measures used herein are reconciled in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 2,000 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended January 3, 2009 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.
- Tables to Follow -

BlueLinx Holdings Inc.
Statements of Operations
in thousands, except per share data

	Quarters Ended
	April 4,	March 29,
	2009	2008
	(unaudited)	(unaudited)

Net sales	$407,111	$716,760
Cost of sales	362,835	638,957

Gross profit	44,276	77,803

Operating expenses:
Selling, general, and administrative	57,665	80,635
Depreciation and amortization	5,030	4,968

Total operating expenses	62,695	85,603

Operating loss	(18,419)	(7,800)
Non-operating expenses:
Interest expense	8,117	9,354
Charges associated with ineffective interest rate swap	4,832	—
Write-off of debt issue costs	1,407	—
Other (income) expense, net	(157)	130

Loss before provision for (benefit from) income taxes	(32,618)	(17,284)
Provision for (benefit from) income taxes	28,035	(6,693)

Net loss	$(60,653)	$(10,591)

Basic weighted average number of common shares outstanding	31,083	30,928

Basic net loss per share applicable to common shares	$(1.95)	$(0.34)

Diluted weighted average number of common shares outstanding	31,083	30,928

Diluted net loss per share applicable to common shares	$(1.95)	$(0.34)

Dividends declared per common shares	$—	$—

BlueLinx Holdings Inc.
Balance Sheets
in thousands

	April 4,	January 3,
	2009	2009
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$60,030	$150,353
Receivables, net	156,790	130,653
Inventories, net	178,097	189,482
Deferred income tax assets	578	11,868
Other current assets	35,509	37,351

Total current assets	431,004	519,707

Property, plant, and equipment:
Land and improvements	53,438	53,426
Buildings	96,392	96,159
Machinery and equipment	70,264	70,491
Construction in progress	1,660	2,035

Property, plant, and equipment, at cost	221,754	222,111
Accumulated depreciation	(73,505)	(69,336)

Property, plant, and equipment, net	148,249	152,775
Non-current deferred income tax assets	—	17,468
Other non-current assets	42,357	42,457

Total assets	$621,610	$732,407

Liabilities:
Current liabilities:
Accounts payable	$100,275	$78,367
Bank overdrafts	16,184	24,715
Accrued compensation	4,031	11,552
Current maturities of long-term debt	15,000	60,000
Other current liabilities	25,617	24,546

Total current liabilities	161,107	199,180

Noncurrent liabilities:
Long-term debt	369,870	384,870
Non-current deferred income tax liabilities	578	—
Other non-current liabilities	44,955	45,505

Total liabilities	576,510	629,555

Shareholders’ Equity:
Common stock	326	323
Additional paid in capital	143,893	144,148
Accumulated other comprehensive loss	(13,767)	(16,920)
Accumulated deficit	(85,352)	(24,699)

Total shareholders’ equity	45,100	102,852

Total liabilities and shareholders’ equity	$621,610	$732,407

BlueLinx Holdings Inc.
Statements of Cash Flows
in thousands

	Quarters Ended
	April 4,	March 29,
	2009	2008
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net loss	$(60,653)	$(10,591)
Adjustments to reconcile net loss to cash used in operations:
Depreciation and amortization	5,030	4,968
Amortization of debt issue costs	614	608
Charges associated with ineffective interest rate swap	4,832	—
Write-off of debt issue costs	1,407	—
Non-cash vacant property charges	—	208
Deferred income tax provision (benefit)	27,230	(2,887)
Share-based compensation expense (income)	537	(114)
Excess tax deficiencies from share-based compensation arrangements	—	218
Changes in assets and liabilities:
Receivables	(26,137)	(17,772)
Inventories	11,385	(15,325)
Accounts payable	21,908	9,201
Changes in other working capital	(4,608)	16,388
Other	(2,806)	(5,991)

Net cash used in operating activities	(21,261)	(21,089)

Cash flows from investing activities:
Property, plant, and equipment investments	(166)	(957)
Proceeds from disposition of assets	421	607

Net cash provided by (used in) investing activities	255	(350)

Cash flows from financing activities:
Repurchase of common stock	(792)	—
Proceeds from stock options exercised	—	434
Excess tax benefits from share-based compensation arrangements	—	(218)
Net (decrease) increase in revolving credit facility	(60,000)	25,807
Decrease in bank overdrafts	(8,531)	(3,393)
Other	6	6

Net cash (used in) provided by financing activities	(69,317)	22,636

(Decrease) increase in cash	(90,323)	1,197
Cash and cash equivalents balance, beginning of period	150,353	15,759

Cash and cash equivalents balance, end of period	$60,030	$16,956

BlueLinx Holdings Inc.
Restructuring and Other Charges
in thousands, except per share amounts

	Quarters Ended
	April 4,		March 29,
	2009		2008
	(unaudited)		(unaudited)
		Diluted		Diluted
After-tax items:	$(000s)	$ EPS	$(000s)	$ EPS

Deferred tax asset valuation allowance	$(40,165)	$(1.29)	$—	$—
Charges associated with ineffective interest rate swap	(2,948)	(0.10)	—	—
Write-off of debt issue costs	(858)	(0.03)	—	—
Severance-related expenses	(658)	(0.02)	(1,219)	(0.04)

Total	$(44,629)	$(1.44)	$(1,219)	$(0.04)